Exhibit 5.2

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

March 16, 2023

Hammerhead Energy Inc.

Suite 2700, 525-8th Avenue SW,

Calgary, Alberta

T2P 1G1

Canada

Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special counsel to Hammerhead Energy Inc., an Alberta corporation (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”), of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of certain of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) the offer and sale from time to time by the selling securityholders named in the Registration Statement of up to 98,460,074 of the Company’s Class A common shares (the “Shares”) and up to 12,737,500 of the Company’s outstanding warrants (the “Warrants”) and (ii) the issuance of up to 28,549,991 Shares upon the exercise of Warrants. The Warrants

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were originally issued by Decarbonization Plus Acquisition Corporation IV (“DCRD”) and governed in accordance with the terms of a Warrant Agreement dated August 10, 2021 between DCRD and Continental Stock Transfer & Trust Company (“Continental”), and were assumed by the Company pursuant to an amended and restated warrant agreement, by and among the Company, Computershare Inc. (“Computershare Inc.”) and Computershare Trust Company, N.A. (together with Computershare Inc., “Computershare”) (the “A&R Warrant Agreement”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement; and

2.	the A&R Warrant Agreement.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Company is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Company has all necessary corporate power to execute, deliver and perform its

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obligations under the A&R Warrant Agreement, (iii) that the execution, delivery and performance of the A&R Warrant Agreement have been duly authorized by all necessary corporate action and do not violate the Company’s organizational documents or the laws of its jurisdiction of organization and (iv) the due execution and delivery of the A&R Warrant Agreement by the Company under the laws of its jurisdiction of organization. We have further assumed that the A&R Warrant Agreement constitutes a legal, valid and binding obligation of Computershare.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the A&R Warrant Agreement, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

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We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP